U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                   FORM 10-SB

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS


       Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                    GRAND ENTERTAINMENT & MUSIC (G.E.M.) INC.
          (Name of Small Business Issuer as specified in its charter)


              FLORIDA                          650941045
          ---------------                  -----------------
   (State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

      4862 Mayfair Ave., Montreal QC,                     H4V 2E7
      -------------------------------------------------------------------
 (Address of principal executive offices)                (Zip Code)

Issuer's telephone number, including area code    (514) 328-9348
                                                  --------------
Securities to be registered under Section 12(b) of the Act:

Title of each class                           Name of each exchange on which
to be so registered                           each class is to be registered
-------------------                           ------------------------------

      Common
-------------------------                     -------------------------------
-------------------------                     -------------------------------

Securities to be registered under Section 12(g) of the Act:

                                  COMMON STOCK
                                ----------------
                                (Title of class)




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ITEM 1. DESCRIPTION OF BUSINESS
-------------------------------

Introduction

The Company was incorporated as Future Projects II Corp., a "blank check" company, under the laws of the State of Florida on June 3, 1997. On February 21, 2000, the Company exchanged 16,000,000 shares of its common stock for 100% of the issued and outstanding shares of Grand Entertainment and Music (G.E.M.), Inc. (the "Original GEM") effectuating a merger and change of control such that the Original GEM is a wholly-owned subsidiary of the Company. The Original GEM was incorporated on November 19, 1998 in Canada under the Canada Business Corporations Act. On February 24, 2000, the Company amended its Articles of Incorporation to officially change its name from Future Projects II Corp. to Grand Entertainment & Music (G.E.M.) Inc. ("GEM" or the "Company".)

Fred Berlin is the President and Chief Executive Officer of the Company, Emilio Fulcro is its Secretary and Chief Operating Officer and Peter Stocola is its Treasurer and Chief Financial Officer. The Company's principal offices are located at 4862 Mayfair Ave., Montreal QC , Canada H4V 2E7 and its telephone number is (519) 743-8153. All references to the operations of the Company refer to the operations of the Company and its Subsidiaries.

The Company is an independent music producer which produces, promotes and markets music recordings (CD's and Cassettes). The Company's copyright library consist of a repertoire of over 5,000 titles, covering the field of music; children's songs, pop, urban, rock and classical titles. Additionally, the Company's studio produces voice-over commercials for radio and television.

The Company has voluntarily elected to file this Form 10-SB. The Company thereby intends to facilitate the trading of its common stock pursuant to
Section 15(c) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 15c2-11 promulgated thereunder. If the Company's obligation to file reports pursuant to the Exchange Act is suspended, the Company has not yet determined whether or not it will voluntarily file those reports.

Business of the Company

Overview

The Company is an independent record production company, which was recently established through the exchange of shares with the three subsidiaries set forth below. The Company's revenues to date were derived through these three subsidiaries from the manufacture and distribution of compact discs ("CDs"), audiocassettes and vinyl records, studio rentals and licensing fees. These subsidiaries are:

160662 Canada, Inc. (HITT Records)   formed in 1987 produces recordings of
various artists signed to its own labels as well as for other independent record companies. HITT Records also writes and produces radio and television commercials, and remixes of previously released recorded music.

2867-0453 Quebec, Inc. (Mint Music International) - a music company founded by

Mr. Fulcro in 1996. Mint Music International creates and produces various concepts, or themes, in the music field for alternatively priced markets. Mint Music International has developed many theme recordings, such as Christmas music such as "Traditional Christmas", "A Riverdance Christmas"; the Company has also produced an educational recording, "The Alphabet Series", in a format of 10 compact discs or cassettes in English and French (a Spanish version is in production) and other albums of this type.

3535924 Canada, Inc. (Cherry Production Studios) - a recording studio founded in 1986 by Mr. Stocola. The facility contains five recording studios housing equipment for all aspects of recording, mixing, editing and mastering recordings. Following are gold and platinum records produced by Cherry
Production Studios  between 1993 and 1999:  (VJ   can you set up this chart in
a more organized manner?):

"For Your Love" by Laurell, Polytel-Polygram Canada sold over 50,000 units
"Be good To Me" by Christine Polytel-Polygram Canada sold over 50,000 units "Give Me Love" by Lady Dee Polytel-Polygram Canada sold over 100,000 units
"Get Away" Shauna Davis, Sony Dance pool Germany sold over 600,000 units
"Into You" by Shauna Davis, Polytel-Polygram Canada sold over 50,000 units
"Try My Love" by Shauna Davis, Sony Music Direct Canada sold over 100,000 units "Do It To It" by Michelle Narine
"BaddaBing BaddaBoom" by Big Bass, Sony Music Direct Canada sold over 50,000 units
"I'm slave to the Rhythm" by Costanza, Polytel-Polygram Canada sold over 50,000 units

Award Winning Commercials, Studio Productions

Chrysler COLT & SPIRIT Radio & TV commercials
Club BIZ and Club ULTIMA Radio & TV commercials
TELEMACH  - Recording productions.
Christmas dance countdown  & Des comptes et dances de noel   (Album Recording,
Radio  & TV commercials) On Polytel

NuMUZIK/Polygram Series ( Polygram now is a division of Universal group)

          Dj Club Mix Vol.  2    Gold (over 50,000 units)
          Dj Club Mix Vol.  3    Gold (over 50,000 units)
          Dj Club Mix Vol.  4    Gold (over 50,000 units)
          Dj Club Mix Vol.  7    Gold (over 50,000 units )
          Dj Club Mix Vol.  8    Gold (over 50,000 units)
          Dj Club Mix Vol.  5    Platinum  (over 100,000 units)
          Dj Club Mix Vol.  6    Platinum (over 100,000 units)

          Polygram series   100 % Dance    Platinum (over 100,000 units)
          Polygram series   200 % Dance    Platinum (over 100,000 units)
          Polygram series   MasterMix       Platinum (over 100,000 units)

2      Ampex Golden reels.  For sales of over 50,000 units.

MC Mario        Mc Mario Vol. 1 & 2  & 3  All over 50,000 units
"At Midnight" by D.J Andre & D.J Renzo featuring Equa, Polytel-Polygram Canada sold over 100,000 units

Gem's combined activities through its subsidiaries encompass all phases of production of music recordings. The Company distributes its products to retail through third party distributors, such as Universal One Stop Distribution of Philadelphia and Popular Records/ V.O.T.U. (Italy) and through HMV-Virgin and Tower.

The Company's objective is to establish itself as a major provider of downloadable music content over the Internet. The Company's business strategy is to utilize its recording, production and distribution facilities and expertise in the market for downloadable recordings and to exploit the changing dynamics of the recording industry. The Company intends to continue to acquire its content from, among others, independent record labels, owners of recording catalogs and new and established recording artists. In addition, the Company plans to establish retail relationships with other online distributors under which the Company and such distributors would receive commissions for sales generated from the others' websites.

Our management team has significant experience in both the music recording and publishing industries. Additionally, we recently entered into a marketing alliance with MP3.Com ., a leading online music website. This alliance currently allows us to access MP3.Com .'s subscription base for marketing of our content. Currently, our content can be accessed on MP3.Com's website under the children's subscription channel.

Business Strategy

We seek to be the leading provider of custom CDs and digitally downloaded music and in house produced songs on the Internet. The Company intends to use GEMUSIC.com, as well as record stores and other traditional channels, to promote and original and licensed artists recordings. The Company believes that it can leverage its internet platform by promoting and selling its own proprietary titles acquired and produced in house by artists and business management staff.The core elements of our strategy include:

  .  offering a new way to buy high quality music;

  . offering an extensive selection of music for custom compilation and digital downloading;

  . increasing website traffic through industry alliances and multiple hyperlinks; and

  .  offering thematic and genre-specific choices.


Development of Internet Portal Web Site

The Company is in the process of developing an Internet Portal web site (a Portal as used here means an Internet Web Site that is a conglomeration of web sites which have a commonality of interest: i.e. independent music companies.) that specializes in the sale of music. The Company's business strategy is




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focused on becoming a leading provider of downloadable music directly to consumers over the Internet. The Internet Portal is intended to market the Company's products along with the products of other independent record companies. Management believes that the Company's Internet Portal has the potential to become one of the largest music distribution outlets, representing GEM along with hundreds of Independents worldwide.

According to a Jupiter Communications Executive Survey, published in Jupiter's Vision Report, Volume 4, dated February 9, 2000, 35 percent of commerce sites reported implementation times of between six months and a year; and 15 percent said that implementation efforts lasted more than a year. Furthermore according to this same report, more than 60 % of managements' time of the surveyed companies was spent on the redesign aspects of their websites and portals. The report's authors relate that directly to poor planning. The authors recommend that a technological alliance for the design and maintenance as well a phase development plan is essential. GEM is currently working with Cadnetics, a Montreal based software development company specializing in E-Commerce and database design. Some of Cadenetic Inc.'s clients include, SPAR Aerospace, the United States Patent Office, the Canadian Space Agency, Norwest financial Services, Bravo Digital Technology Corporation, and Nortel.

The Company's Internet Web Site will be powered by a system called XPS (Extended Portal System). This technology is proprietary to Cadnetics, Inc.
GEM is currently in negotiations with Cadnetics to become exclusive licensee of this technology in the online music business. XPS will offer distinct advantages to the Company's online clients, the independent producers ("IP'S"). We believe that offer our IP'S has the advantages of being part of a most comprehensive music web site, along with a simplified hands on proprietary approach to managing their web pages and sales.

The Company's Website will enable artists and labels worldwide to easily access a global customer base while providing them with an integrated means of distributing, promoting and tracking the sales of their recorded music. Key elements of this development strategy include (1) aggressively acquiring compelling content through agreements with independent record labels, owners and distributors of recording catalogues and artists; and (2) creating strong brand awareness through off-line and on-line marketing.

Competition

The market for Internet content providers is, highly competitive, and rapidly changing. The Company believes that the primary competitive factors in providing music entertainment products and services via the Internet are name recognition, content available on an exclusive basis, variety of value-added services, ease of use, price, quality of service, availability of customer support, reliability, technical expertise, and experience. The Company's success in this market will depend heavily upon its ability to provide high quality, entertaining content, along with cutting-edge technology and value-added Internet services. We believe competition will continue to grow and intensify. Our most visible custom compilation competitors currently include Custom Revolutions, Inc., CDuctive, and Amplified.com. Although our primary focus is on sales of custom, rather than pre-recorded music CDs, we may ultimately compete with existing online Websites that provide sales of



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pre-recorded music on the Internet such as N2K, CDnow, Inc., Amazon.com, Inc.,
Barnesandnoble.com, Inc., Columbia House and BMG Music Service.

Trademarks

The Company has no registered trademarks.

Employees

Fred Berlin is the President and Chief Executive Officer of the Company, Emilio Fulcro is its Chief Operating Officer and Director of Marketing and Sales and Peter Stocola is its Senior Vice President Engineering and Chief Financial Officer. The Company has not entered into employment agreements with Messrs. Berlin, Fulcro or Stocola. The Company will gradually add administrative, sales, operations and marketing staff to support the expansion plans as outlined. At the present time, the Company has 7 full-time employees and 19 part-time employees or contractors.

Industry Background

According to the Recording Industry Association of America ("RIAA"), recorded music sales during the past four years have been approximately $12 billion per year in the United States and $38.1 billion per year worldwide. Nearly all of this revenue was derived from the sale by physical manufacture and delivery of compact discs ("CDs"), audiocassettes, and other physical formats.

The recording industry is divided in two major groups: the first group, the majors (the "Majors"), such as Warner Brothers, BMG, Universal etc. which sell primarily "pop" music, and the second group, the independent record companies (the "Independents") such as Popular Records, TJSB Records Ltd. and NUMUZIK", which are smaller music sellers usually focused on a distinct niche audience. A major label is usually distributed by the recording company itself, or by a subsidiary company owned by or affiliated with the Majors. the Majors which dominate the U.S. music industry include: Warner-Elektra-Atlantic (WEA); Universal Group Distribution; MCA Music Entertainment; BMG Distribution, Sony Music Entertainment, and CEMA/UNI Distribution.

The Independents tend to be smaller versions of the Majors and account for the remaining 20% of recorded music sales or approximately $2 billion per year. They traditionally service small areas or regions and represent over 2,500 independent labels. The Independents rely on many small independent distributors to have their albums sold. Independents' albums are distributed by nearly 300 independent record distributors. According to Jupiter Communications, during the period 1992-1997, the market share of independent record labels increased from 11.6% to 23.2%. For 1997, the independent record labels were responsible for two-thirds of all new releases of recorded music. The new distribution opportunities resulting from the development of the Internet and new technology facilitating the downloading of music present significant new opportunities for independent record labels. The Company believes independent labels are likely to be more receptive to such opportunities as they are generally less entrenched with traditional distribution channels

Industry Growth

Management believes that the percentage of music purchases made by direct download over the Internet will be a significantly increasing percentage of total music purchases during the next several years. This increase is being driven by the increasing proliferation of personal computers ("PCs") in the home, the increase in affordable storage capacity, the increase in high speed access to the Internet, and the deployment of recordable CDs ("CD-Rs") and portable music players, such as Diamond Multimedia Systems ("Diamond")'s Rio PMP 300 ("Rio"). Gem Entertainment's long-term objective is to establish itself as a major provider of music content direct to consumers over the Internet. The Company believes that the Internet is an ideal medium for promoting, marketing, and selling music and music related products and services. Potential online consumers of music recordings can preview their choices by listening to record samples, viewing text and graphics, artists' biographic data, and searching a catalog of available titles. Internet users can also search for music by genre or artist, access information and events, including music history and news, artists' biographies, cybercast concerts and radio broadcasts, and participate in live interviews with artists. In addition, because the Internet is a highly interactive medium and user responses can be tracked, the Company believes that advertisers will become increasingly attracted to opportunities to focus their marketing efforts on specific target markets. According to Jupiter Communications, total online music revenues, which include prerecorded music sales, music-related merchandising, advertising, and concert ticketing, are expected to grow from an estimated $88.0 million in 1998 to $1.4 billion in 2002. Jupiter Communications further estimates that the number of online households making purchases is expected to grow from an estimated 15.2 million in 1996 to over 54.0 million in 2002, representing over 50% of U.S. households.

Management believes that the Independents are increasingly becoming one of the major sources for new music. The Independents are artistically and creatively on the cutting-edge of 'new music', the fastest-growing segment of the industry today. It includes everything from rap, urban and ambient to country, jungle and folk.

Effect of the Internet

According to Jupiter Communications, total online music revenues, which include prerecorded music sales, music-related merchandising, advertising, and concert ticketing, are expected to grow from an estimated $88.0 million in 1998 to $1.4 billion in 2002. Jupiter further estimates that the number of online households making purchases is expected to grow from an estimated 15.2 million in 1996 to over 54.0 million in 2002, representing over 50% of U.S. households. In addition to the development of the Internet, other technological developments are facilitating the market for downloadable music.

New digital technologies are increasing consumer options in selection of their buying choices. The company believes as the Internet music becomes more accessible and user friendly, consumers of music will increasingly choose the recorded music through a customized selection rather than a pre-arranged and mass packaged bundle.

We believe consumers' acceptance of our custom CDs and digitally downloaded music will depend on:

  . our ability to consistently provide high quality custom CDs and digitally downloaded music at competitive prices;

  . our maintenance of a user-friendly ordering process and a high level of customer service; and

  . Consumers' desire to conduct online commerce, specifically their demand for custom CDs;

  Factors influencing record labels' acceptance of our business model include the belief that sales of custom CDs and digitally downloaded music will enable record labels to gain market exposure for artists and titles in their back catalogs and generate incremental revenue without disrupting existing distribution channels or retail pricing structures.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
------------------------------------------------------------------

General

Generally, the two revenue sources that the Company will focus on are:

Traditional Activity - The Company's traditional business provides a complete service package to music artists, producers and copyright owners in Canada and internationally for its signed artists, and on a contract basis to other independent labels and advertising agencies, and distributing their music through independent distributors. Within its traditional activities, the revenue breakdown of the Company for fiscal year 2000 was 19.9% ($44,120.00) for licensing, 65% ($143,390.00) for record sales and 15% ($33,092.00) for studio rentals.

Because a significant amount of the Company's time and resources are being devoted to expansion of its internet related activities, technological assessment and planning and beta testing for the website, management believes that this year's earnings will be lower.

Internet Related Activity - The Company is creating a Web Portal that allows consumers to quickly and conveniently preview, purchase music and download music immediately, at a price competitive to traditional purchased CDs. The Website allows customers to make initial purchases through the Company's catalogue, which is expected to offer a selection of between 5,000 to 10,000 recordings. Management expects that its Internet Portal will begin to generate immediate additional revenue to the Company's ongoing operations and ultimately be the Company's main source of revenue's in the future.

Revenues from the Company's Internet activities will be derived from two sources: (1) Sale of its own products and the products of other Independents; and (2) artists and independent labels will pay the Company fees for (a) exposure on the Portal and the use of the Company's software, (b) sales commissions for record sales, and (c) management fees for processing data and payments.

Assuming that adequate funding will be available, the Company intends to promote its website through strategic alliances, external advertising, website direct promotion, and trade shows. The Company expects that the costs related




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to such activities will consist principally of advertising, personnel, and consulting expenses.

The Company expects to experience significant fluctuations in operating results in the future due to a variety of factors, including, but not limited to: (i) market acceptance of the Internet as a medium for consumers to obtain sound recordings; (ii) the Company's ability to create, license, and deliver compelling music and music-related content; (iii) the level of traffic on the Company's website; (iv) intense competition from other providers of music-related content over the Internet; (v) delays or errors in the Company's ability to effect electronic commerce transactions; (vi) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner; (vii) technical difficulties, system downtime or Internet brownouts;
(viii) th Company's ability to attract customers at a steady rate and maintain customer satisfaction; (ix) seasonality of the recorded music industry; (x) seasonality of advertising sales; (xi) Company promotions and sales programs;
(xii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations, and infrastructure and the implementation of marketing programs, key agreements and strategic alliances; (xiii) the number of recorded music releases introduced during the period; (xiv) the level of returns experienced by the Company; and (xv) general economic conditions and economic conditions specific to the Internet, online commerce, and the recorded music industry.

The Company is at the development/ production stage with its internet portal. The portal and its architecture are being designed by Cadnetics Inc., Montreal, Quebec, a software design and management company. Management is prepared to invest much of the Company's resources, principally during the first two years, for online visibility and sales. The Company's current record business will continue to sustain a large part of these operations. Management intends to aggressively invest in the implementation of its Internet marketing strategy. The Company is pursuing additional financing to complete the website development and is in negotiations with Cadnetics, Inc. to enter into a joint venture agreement whereby Cadnetics, Inc. would be offered a stock options in exchange for a significant portion of the development costs.

New Developments in the Music Industry

Management believes that while it is difficult to determine the outcome of current legal issues related to free distribution of music online (i.e. Napster), sale of music over the internet is inevitable; and that superior and upgradable technology, content acquisition and marketing alliances are the keys to capturing a significant market share in the online music business.

Management also believes that a number of on-line companies that have invested in website platforms and web based architecture are experiencing technical roadblocks due to newer and more complex distribution channels emerging in the industry; and that a continued focus on traditional business segments and phase development plan for the web portal will allow the Company to grow with the technological advancements as they become available.

Company Operations

By using current computer and on-line communications technologies, the Company expects to establish an industry presence with minimal traditional overhead. By decentralizing its staff and infrastructure using an intranet based Wide Area Network (WAN), the subsidiaries will be linked by central file servers, communications hubs and core staff to be located at the Company's main office. This will result in a geographically distributed organization of employees and independent contractors, with up-to-the-minute communication and coordination among manufacturing, distribution, sales, marketing, promotion, project management, publicity, A&R (artists & repertoire), comptroller's office, international, business affairs, and inventory control.

Management intends to reduce the ratio of full time employees per recording through extensive use of independent contractors ("Contractors"). Management anticipates that it will increase the number of new releases utilizing Contractors on an "as needed" basis, with their costs amortized on a per project basis, thereby reducing the cost per release to the Company. The Company has incorporated Contractors into the areas of manufacturing, distribution, sales, marketing, promotion, international licensing, publicity, business affairs, accounting, and A&R. These Contractors offer some of the best talent in the Canadian and U.S. music industry.

The Company will produce recordings by using its own production facilities to create finished products. The primary focus will be on artists and recordings able to break into a defined market niche such as a specific ethnic market, with a crossover potential to mainstream pop.

The Company believes that it will be able to take advantage of what it believes to be the transformation of the recording industry by the Internet and the digital transmission of music multiplying the on-line opportunities for independent labels and artists.

Risk Factors

Management believes that the Company is subject to the following risks:

Limited Operating History; Development Stage Company. The Company was only, reorganised in February 21, 2000, and has had a very limited operating history and has had no significant income. To date, the Company has been primarily engaged in the development of its Internet related business plan and the commencement of business operations on a limited scale. The Company must be considered to be in its development stage and subject to all the risks inherent in any newly formed business including the absence of a significant operating history, lack of market recognition and limited banking and financial relationships. In addition, the business plan and operating strategy involves expansion into businesses and markets that are highly competitive and typified by well established and better financed companies with a long established and highly recognised market presence.

Competition. The Company must compete with the Majors, Independents and other technology companies. Many of the Company's current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages namely: longer operating histories; significantly greater financial, technical and marketing resources; greater brand name recognition; larger existing customer bases; and more popular content or artists. Competitors with larger financial resources may respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion, and sale of their products or services than the Company can.

Dependence on Key Existing and Future Personnel. The success will depend to a large degree upon the efforts and abilities of the officers and key management employees. The loss of the services of one or more of the key employees could have a material adverse effect on the business prospects and potential earning capacity. As the business plan is implemented, it will need to recruit and retain additional management and key employees in virtually all phases of its operations. There can be no assurances that the Company will be able to recruit or retain such new employees on terms suitable to the Company.

Uncertainty of Market Acceptance. Commercial success of the Company is dependent upon continued market acceptance of its recordings.

Additional Financing Required - Lack of Traditional Financing Sources. The Company is pursuing an aggressive growth strategy, which will require substantially more funding than the Company has. However, there can be no assurance that all, or any part of such additional financing will in fact be realized. The Company may seek such financing from sources such as bank financing or through the sale of additional debt or equity securities (or a combination thereof) in future public or private offerings. However, there can be no assurance that any such financing will in fact be available to the Company when needed or upon terms acceptable to the Company. Consequently, should the Company be unable to secure needed additional financing in the future on a reasonable basis. the Company may not be able to sustain viable commercial operations. There can be no assurances that any such additional financing will be available on terms satisfactory to the Company, if at all.

Uncertain Ability to Manage Growth. As part of the business strategy, we intend to pursue rapid growth. The ability to achieve the planned growth depends upon a number of factors, including the ability to hire and train management and other employees, the adequacy of the financial resources, the ability to identify new markets in which we can successfully compete and the ability to adapt the purchasing and other systems to accommodate the expanded operations. In addition, there can be no assurance that we will be able to achieve the planned expansion or that we will be able to manage successfully the expanded operations. Failure to manage growth effectively could adversely affect the financial condition, results of operations and prospects.

Limited Market for Securities. Although a limited market for the Common Stock has developed, there is currently no broad and established public market for the shares and no assurance can be given that such a market will develop in the future.

Absence of Dividends on the Common Stock. The Company has not paid any dividends on any of its shares of Common Stock since the inception and does not currently anticipate paying dividends on its Common Stock in the foreseeable future.

Possible Failure to Obtain Listing of Common Stock and Market Illiquidity. The Company intends to list its Common Stock on the National Association of Securities Dealers OTC Bulletin Board. There is no assurance that such a listing will be obtained, and if it is not obtained, the Common Stock of the

Company will continue to have a limited market. Even if a listing is obtained, there's no assurance that Common Stock of the Company will have anything other than a limited market.

Issuance of Additional Shares. The Board of Directors has the power to issue additional shares without shareholder approval. Any additional shares issued by the Company below the offering price in this Offering may have the effect of further diluting the interest of then current shareholders.

"Penny Stock." Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. This rule could seriously affect the liquidity of the stock of the Company.

Listing on NASDAQ. The National Association of Securities Dealers, Inc. (the "NASD"), which administers NASDAQ, has recently made changes in the criteria for initial listing on the NASDAQ Small Cap market and for continued listing. For initial listing, a company must have net tangible assets of $4 million, market capitalization of $50 million or net income of $750,000 in the most recently completed fiscal year or in two of the last three fiscal years. For initial listing, the common stock must also have a minimum bid price of $4 per share. In order to continue to be included on NASDAQ, a company must maintain $2,000,000 in net tangible assets and a $1,000,000 market value of its publicly-traded securities. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share. This could seriously affect the liquidity of the stock of the Company.

Forward Looking  Statements

When used in this Form 10-SB filing, the words "believe", "should", "would" and similar expressions which are not historical are intended to identify forward-looking statements that involve risks and uncertainties. Such statements include, without limitation, expectations with respect to the results for the next fiscal year, the Company's beliefs about the record business and its views about the long-term future of the industry and the Company. In addition to factors that may be described in the Company's other Securities and Exchange Commission filings, all of the Risk Factors described herein could cause the Company's financial performance to differ materially from that expressed in any forward-looking statements made by, or on behalf of, the Company.


ITEM 3. DESCRIPTION OF PROPERTY
-------------------------------

The Company's principal offices are located at 4862 Mayfair Ave Montreal, (QC) Canada H4V2E7. and its telephone number is (514) 328.9348. These facilities, consisting of approximately 1000 sq. ft., are subject to a 3-year lease for $600.00 per month. Management believes that the facilities are sufficient to support the Company's planned operations for the foreseeable future.

The Company's Studio facilities are located at 8530 Champ D'eau, St Leonard
(QC), Canada H1P1Y3. Its telephone number is (514) 328.9348. These facilities, consisting of approximately 2900 sq. ft., are subject to a 3-year lease for $2,000.00 per month. Management believes that the facilities are sufficient to support the Company's planned operations for the foreseeable future.

The Company's second studio facilities are located at 4020 St. Ambroise, Suite 495, Montreal (QC), Canada H4C2C78. Its telephone number is (514) 938.8080. These facilities, consisting of approximately 2400 sq. ft., are subject to a 3-year lease for $1,100.00 per month. Management believes that the facilities are sufficient to support the Company's planned operations for the foreseeable future.


ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
----------------------------------------------------------------------

The following table sets forth the number of shares of our Common Stock beneficially owned by (i) each person who, as the date hereof, was known by us to own beneficially more than five percent (5%) of its Common Stock; (ii) the individual Directors of our Company and (iii) the Officers and Directors of our Company as a group. As of the date hereof, there were 17,683,000 common shares issued and outstanding.


Title of Class   Name and Address of       Amount and Nature of     Percent
                 Beneficial Owner          Beneficial Ownership     of Class
--------------   -------------------       --------------------     --------

Common           Frederick Berlin          4,176,400 common(1)      23.6 %
                 4862 Mayfair Ave.
                 Montreal, (QC) Canada
                 H4V2E7

Common           Emilio Fulcro             4,176,400 common(2)      23.6 %
                 4 De Gaspe,
                 D.D.O. (QC) Canada
                 H9B3G8

Common           Peter Stocola             4,176,400 common(3)      23.6 %
                 6147 Point Briand
                 St Leonard (QC) Canada
                 H1P1R6


           Contd..

Title of Class   Name and Address of       Amount and Nature of     Percent
                 Beneficial Owner          Beneficial Ownership     of Class
--------------   -------------------       --------------------     --------

Common           Michael Ash               3,470,800 common(4)      19.6 %
                 Rue de la Promanade
                 St. Bruno (QC), Canada

Common           Officers and Directors    12,529,200 common        70.8 %
                 as a group (1)

(1)   Through ownership of  3703088 Canada, Inc.
(2)   Through ownership of 2867-0453 Quebec, Inc.
(3)   Through ownership of 3535924 Canada, Inc.
(4)   Through ownership of  Ashbyrne 2000, Inc.



ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
--------------------------------------------------------------------

Directors and Executive Officers

The following table sets forth the names and current positions with our Company held by Directors, Executive Officers and Significant Employees.
There is no immediate family relationship between or among any of the Directors, Executive Officers or Significant Employees and our Company is not aware of any arrangement or understanding between any Director or Executive
Officer and any other person pursuant to which he was elected to his current position.

Name                Age       Position with Company
-----               ---       ---------------------

Fred Berlin         43        President, Chief Executive Officer and
                              Director

Emilio Fulcro       43        Secretary, Chief Operating Officer, and
                              Director

Peter Stocola       34        Treasurer, Chief Financial Officer and
                              Director

Larry Yasgar        58        Director

Magda Bererra       38        Director

Fred Berlin, a co-founder of the Company, was appointed President, Chief
Executive Officer, and a Director and has held these positions with Original
GEM since November 1998. Mr. Berlin has been connected with the entertainment business since the mid 1970's, beginning his carrier in 1974 continuing to 1977 as a performer, from 1975 to 1980 worked for Benson & Hedges and Cara
Enterprises in retail management and personally led motivational seminars for internal management staff. Beginning in 1977 continuing to 1984 he worked as a disc jockey, head sound and lighting technician in nightclubs and on road tours with various recording acts such as "Harold Melvin & the Blue Notes", "Bonnie Pointer", "Tavares" and "The Tramps" in late 1983 he began working as an independent producer remixer working with "Frank Ciccorelli" & "Richie




Reveria" remixing for TK Records. From 1984 to 1987 he was a partner and the President of Panache Records, located in Montreal Quebec Canada his duties included the day to day operation of the corporation as well talent scouting for new Artists and over saw the sales of the corporation. Panache Records under his guidance signed such Artists as Italy' "Garry Low", "David Christie" and the writing team of Peter and Paul Mucconi for Canada. In 1987 he founded
HITT Records; early in 1988 he released the first artist on HITT, "POBI", and her song climbed to #1 in Quebec and #5 across Canada. He also released many new and talented artists, 15 of whom entered the Canadian music charts at various levels. In mid 1988, Mr. Berlin accepted the position as co-C.E.O. of Premier Music Distribution and within the year he, with the help of music veteran, Lawrence Stienberg, signed 15 exclusive distribution contracts with such labels as "Hannibal Carthage", "Road Runner & Road Racer Records" and
"Charlie Records". In 1989, Mr. Berlin rejoined HITT Records and remained its owner until Old GEM acquired the Company in November, 1998. He currently manages the operation and content acquisition for the Company as well as continuing his role in new talent development, production and sales.

Emilio Fulcro, a co-founder of the Company, was appointed Chief Operating
Officer, Director of Marketing and Sales, and Corporate Director of Old GEM since November 1998. His career began in 1975 in sales. From 1975 to 1980 he worked for Cenco Importers, where his duties included sales of novelty items throughout the Maritime Provinces and Quebec. From 1978 to 1986, he owned and operated three audio and video outlets called "La Ville du Disque" in Quebec
(Lasalle, Delson and Greenfield Park). From 1984 to 1986, he owned and operated a recording studio to produce his own products, during which he produced one of the first children's lines which included a 12 album set (54 fairytales) recorded with character voices and sound effects and a ten-album set of children's songs and rhymes in English and French. From 1986 to 1993 he worked for Madacy Distribution Inc., Montreal, Quebec, as Regional Sales.
From1993 until 1998, he owned Mint Music International, Inc., a recording studio and graphic design company, where he designed cassette and compact disc jackets, as well as other marketing tools for various clients;
conceptualized new seasonal products for Christmas and Halloween, and classical combinations and relaxation themes. The most popular projects to date have been the creation of a children's line of music and stories such as "Les Chansons Enfantines" (1994), "The Alphabet Series" (1997), "La
Collection Alphabet" (1997), "Fun Time" (1998), "Let's Discover Series"
(1998), "Chantons Dansons" (1999) and "Chansons Magiques" (1999).

Peter Stocola, a co-founder of the Company, was appointed Vice President -
Engineering and a Director since November, 1998. He entered the entertainment business as a performer in 1978, studying under the direction of Professor
Anthony Diciaro of Magill University, Montreal, Quebec. From 1978 to 1983 he performed with many different groups as the opening act for various international acts visiting Montreal. From 1980 to 1984, he built his first recording studio and ran all aspects of the business. From 1984 to 1986, he ran Cherry Production Studios, located in Montreal after graduating the Trebas Institute, where he studied recording engineering. From 1986 to1989 he moved Cherry Production Studios to a larger location, expanding its operations. His responsibilities were in house production, engineering and the daily operations of the company. In 1989, Cherry Production Studios moved once again and expanded to include five recording, pre production, mastering and full state of the art production studios. During these years, Mr. Stocola produced and/ or engineered a multitude of projects, which gained him a reputation worldwide. The following is a list of his Canadian Gold and Platinum achievements:






(1) "For Your Love" by Laurell, Polytel-Polygram Canada sold over 50,000 units
(2) "Be good To Me" by Christine Polytel-Polygram Canada sold over 50,000 units
(3) "Give Me Love" by Lady Dee Polytel-Polygram Canada sold over 100,000 units
(4)  "Get Away" Shauna Davis, Sony Dance pool Germany sold over 600,000 units
(5) "Into You" by Shauna Davis, Polytel-Polygram Canada sold over 50,000 units
(6) "Try My Love" by Shauna Davis, Sony Music Direct Canada sold over 100,000 units
(7)  "Do It To It" by Michelle Narine
(8)  "BaddaBing BaddaBoom" by Big Bass, Sony Music Direct Canada sold over
     50,000 units
(9) "I'm slave to the Rhythm" by Costanza, Polytel-Polygram Canada sold over 50,000 units
(10) "I Want You Back" by Costanza Polytel-Polygram Canada sold over 50,000 units

Award Winning Commercials and Studio Productions

(1)  Chrysler COLT & SPIRIT Radio & TV commercials
(2)  Club BIZ and Club ULTIMA Radio & TV commercials
(3)  TELEMACH  - Recording productions for Radio and TV in three languages
     (English, French and Spanish)

Christmas dance countdown & Des comptes et dances de noel , Seductive Sax and Fresh Dance (Album Recording, Radio & TV commercials) On Polytel/Polygram

NUMIZIK / Polygram Series   Gold and Platinum

(a)  Dj Club Mix Vol.  2    Gold (over 50,000 units)
(b)  Dj Club Mix Vol.  3    Gold (over 50,000 units)
(c)  Dj Club Mix Vol.  4    Gold (over 50,000 units)
(d)  Dj Club Mix Vol.  7    Gold (over 50,000 units )
(e)  Dj Club Mix Vol.  5    Platinum  (over 100,000 units)
(f)  Dj Club Mix Vol.  6    Platinum (over 100,000 units)

1    Polygram series   100 % Dance    Platinum (over 100,000 units)
2    Polygram series   200 % Dance    Platinum (over 100,000 units)
3    Polygram series   MasterMix       Platinum (over 100,000 units)

 .    Ampex Golden reels.  For sales of over 50,000 units.

     MC Mario    Mc Mario Vol. 1 & 2  & 3  All over 50,000 units
     "At Midnight" by D.J Andre & D.J Renzo featuring Equa, Polytel-Polygram
     Canada sold over 100,000 units. The above are all QRIA certified in
     Canada, as well many of the above have also achieved international status in many territories.

Larry Yasgar was appointed to the board of directors of the Company in November, 1998. He began his career with Atlantic Records in 1970 as regional
Sales and was promoted to National Sales manager in 1973. In 1975, with the introduction of the 12" maxi single, his duties included the responsibility for all promotion, sales and production of this new format. In 1985, he was promoted to Vice President and was given A&R authority in connection with all 12" dance products. His first signing, Nu Shooz, went on to sell in excess of 2 million units world wide of their debut album. Other signings included
Stacy Q, Regina, Nancy Martinez, Company B and Debbie Gibson. In 1987, he was responsible for bringing Johnny Z's Megaforce Records to Atlantic with groups such as Testament, Overkill and King's X.. He was also responsible for the First Priority Records/Atlantic Records joint venture which focused on the rap market. Over a seventeen year period with Atlantic Records, he signed and promoted a dozen artists with combined sales in excess of 10 million CD's, cassettes and albums world-wide with an approximate gross revenue to Atlantic




Records of $70 Million dollars. From 1988 to 1990, he founded and was President of "Vendetta Records" an A&M Records funded and distributed label.
During this period he signed Denise Lopez, Maurice Joshua and Seduction, the last of which marked the beginning of writing/production team of Robert
Clivilles and David Cole. With a staff of five, a capital expenditure of $2.5 million over two and one half years of operation, the label generated sales of approximately $2 million in the CD and cassette formats. These sales generated approximately $16 million in gross revenues for A&M. From 1990 until 1995, he was Vice President of the A&R Division of Columbia Records, at which time he was responsible for developing C&C Music Factory.

Magda Berrera was appointed to the board of directors of the Company in
1998. Presently she is the Vice President of the Muzik Firm, New York,
N.Y. where her many responsibilities cover the representation of various publishing companies and acting as a publishing administrator and liaison person for various companies for sub-publishing transactions in foreign countries; registering the company's catalogs in the Library of Congress and with ASCAP, BMI and SESAC; signing new composers, the placement of songs, and issueing and tracking all licenses. She also generate registration for copyrights utilizing ASCAP/BMI software. Ms. Berrera began her carrier in 1980  as a royalty manager for Boosey & Hawks, New
York, N.Y. From 1991-1992, she was with Sony Discos / RMM Records, Miami,
Florida as a music publishing administrator responsible for signing new composer/placement of songs, issue and tracking licenses.  From 1992 to
1993, she worked at WEA LATINA, Miami, Florida as its music publishing/A&R administrator where her responcibilities included the signing of new composers, placement of songs and the issuing and tracking of all licenses. From 1993 to1996, she worked for Vedisco Music Publishing,
Miami, Florida as Director of Music Publishing where she was responsible for signing new composer/placement of songs, issueing and tracking  all
licences. In 1996, she was the Director of Latin Membership at   ASCAP,
New York, N.Y. Ms. Berrera graduated with honors from Jersey City State
College with a  BA. in Business Administration and Art.


ITEM 6. EXECUTIVE COMPENSATION
------------------------------

The following table shows, for the fiscal year ended April 30, 2000, the cash and other compensation paid to each of the executive officers of the Company.



                                                                Awards       Other
                                                Other           Restricted   Stock
Name and Position Held    Year  Salary  Bonus   Compensation    Stock        Awards
----------------------    ----  ------  -----   ------------    ----------   ------

Fred Berlin, President    2000   -0-     -0-         -0-            -0-        -0-
and CEO

Emilio Fulcro,            2000   -0-     -0-         -0-            -0-        -0-
Secretary

Peter Stocola,            2000   -0-     -0-         -0-            -0-        -0-
Treasurer


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
------------------------------------------------------

The Company was incorporated as Future Projects II Corp. under the laws of the State of Florida on June 3, 1997. On February 21, 2000, the Company merged with the Original GEM, which was incorporated on November 19, 1998 in Canada under the Canada Business Corporations Act. On February 24, 2000 the Company amended its Articles of Incorporation to officially change its name from Future Projects II Corp. to Grand Entertainment & Music (G.E.M.) Inc.

The Original GEM was formed on November 19, 1998, to effectuate the business combination of 160662 Canada, Inc. (HITT Records), 2867-0453 Quebec, Inc. (Mint Music International) and 3535924 Canada, Inc. (Cherry Production Studios) through an exchange of shares between the respective shareholders and the Original GEM. The shareholders exchanged the following shares in that transaction:

On January 14, 1999, Fred Berlin exchanged all of his shares of HITT Records, representing 100% of the company's outstanding shares, for 375,000 shares of the Original GEM.

On January 14, 1999, Emilio Fulcro exchanged all of his shares of Mint Music International, representing 100% of the company's outstanding shares, for 375,000 shares of the Original GEM.

On January 14, 1999, Peter Stacola exchanged all of his shares of Cherry Production Studios, representing 100% of the company's outstanding shares, for 375,000 shares of the Original GEM.

On Feburary 21, 2000 the shareholders of the Original GEM exchanged their shares for 16,000,000 shares of common stock of Future Projects II Corp.


ITEM 8. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
---------------------------------------------------------------

The total number of shares which the Company has authority to issue is 50,000,000 shares of common stock, $.001 par value. A total of 17,683,000 shares of the Common Stock are currently outstanding and the number of holders of record of our Common Stock is approximately 11. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. The Common Stock is not redeemable and has no conversion or preemptive rights. The Board of Directors may, from time to time, declare and our Company may pay dividends on its shares in cash, property or its own shares, except when our Company is insolvent subject to the provisions of the Florida Statutes. Our Company has paid no cash dividends on its Common Stock.

                                 PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
---------------------------------------------------------------------------
OTHER SHAREHOLDER MATTERS
-------------------------

The Company's Common Stock is listed on the "pink sheets" under the symbol "GENM." Public trading of the Company's Common Stock commenced on February 24, 2000 and the market for the Common stock is limited, sporadic and highly volatile. The following table sets forth the high and low last closing bid of the Common Stock for the periods indicated. The information was obtained from Telescan, Inc. The quotations represent interdealer prices without retail mark-ups, mark-downs or commissions and do not represent actual transactions. The following chart shows the closing prices of the stock since it commenced trading on February 24, 2000.

                                            Price Range
             2000                 High                       Low
         -------------            ----                      ----

         First Quarter            $6.00 (3/29/00)           $1.500 (2/24/00)

         Second Quarter           $9.031 (4/4/00)           $1.125 (6/27/00)

         Third Quarter            $8.00 (9/8/00)            $1.125 (9/8/00)

         Fourth Quarter           $4.50 (10/17/00)          $6.00  (10/25/00)


On October 25, 2000, the closing price for the Common Stock was $6.00.


Dividend Policy

The Company has never declared nor paid dividends on its Common Stock and does not intend to do so in the foreseeable future.


ITEM 2. LEGAL PROCEEDINGS
-------------------------

The Company is not a party to any pending legal proceedings. Management is not aware of any legal proceedings pending, threatened or contemplated, against any of the Company's officers or directors, respectively, in their capacities as such.


ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
------------------------------------------------------

The independent accountants for the Company are Fine & Associates, 5101 Rue Buchan, 5th Floor, Montreal, Quebec, H4P 1S4. There have been no changes in nor disagreements with the accountants. The financial statements prepared by them are presented in accordance with U.S. Generally Accepted Accounting Principles.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES
------------------------------------------------

Please refer to Note 6 of the Financial Statements attached for a description of recent sales of unregistered securities. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the shares. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted.


ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------------------------------------------------

The Articles of Incorporation limit, to the maximum extent permitted by the Florida Business Corporation Act, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions that involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the Florida Business Corporation Act). The Articles of Incorporation provides further that the Company shall indemnify, to the fullest extent permitted by the Florida Business Corporation Act, any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Articles of Incorporation, the By-laws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

Insofar as indemnification for liabilities arising under the 1933 Act and Securities Exchange Act of 1934, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Company of expenses incurred by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered or sold, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such case.


FINANCIAL STATEMENTS AND EXHIBITS

        (a)     Financial Statements

                Audited consolidated balance sheet of the Company as of April 30, 2000, the related consolidated statements of retained earnings and earnings and changes in financial position.

         (b)    Exhibits
                      3(i)(a)   Articles of Incorporation of the Company **
                      3(ii)(a)  Bylaws of the Company.**
                10    Agreement for the Exchange of Common Stock dated
                      February 21, 2000**
                21    List of Subsidiaries**
                27    Financial Data Schedule*

           *  Filed  herewith.
           ** Incorporated  by reference to Exhibits of Registrant's Form
              10-SB filed on July 24, 2000.


SIGNATURES:
-----------

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                 Grand Entertainment & Music (G.E.M.), Inc.


                 By:/s/ Fred Berlin
                 ------------------------------------------------------------
                 Fred Berlin, President, Chief Executive Officer and Director

                 Date:10/25/00
                      --------

                 Grand Entertainment & Music (G.E.M.), Inc.

                 By:/s/ Emilio Fulcro
                    ---------------------------------------------------------
                    Emilio Fulcro, Secretary, Chief Operating Officer, and Director

                 Date:10/25/00
                      --------

                 Grand Entertainment & Music (G.E.M.), Inc.


                 By:/s/ Peter Stocola
                    ---------------------------------------------------------
                    Peter Stocola, Treasurer, Chief Financial Officer and
                    Director

                 Date:10/25/00
                      --------

 Print the name and title of each signing officer under his or her signature.

                   GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

                  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                               JULY 31, 2000

                  GRAND ENTERTAINMENT & MUSIC G.E.M. INC.


                             Table of Contents


                                                               Exhibit

     Auditors' Report

     Interim Consolidated Balance Sheet.........................  A

     Interim Consolidated Statement of Retained Earnings........  B

     Interim Consolidated Statement of Earnings.................  C

     Interim Consolidated Statement of Cash Flows...............  D

     Notes to Interim Consolidated Financial Statements

                             AUDITORS' REPORT


To the Shareholders of
GRAND ENTERTAINMENT & MUSIC G.E.M. INC.



We have audited the interim consolidated balance sheet of GRAND ENTERTAINMENT & MUSIC G.E.M. INC. as at July 31, 2000 and the interim consolidated statements of retained earnings, earnings and cash flows for the period then ended. These interim consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these interim consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the interim consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the interim consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall interim consolidated financial statement presentation.

In our opinion, these interim consolidated financial statements present fairly, in all material respects, the financial position of the company as at July 31, 2000 and the results of its operations and cash flows for the period then ended in accordance with generally accounting principles.


                                             CHARTERED ACCOUNTANTS
Montreal, Quebec
October 23, 2000

                                                                 Exhibit A
                   GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

                      INTERIM CONSOLIDATED BALANCE SHEET
                             As at July 31, 2000


                                   ASSETS
                                                                 US Dollars
                                                                 ----------
                                                                      $
CURRENT
  Accounts receivable                                               162,271
  Record masters and preproduction costs
    (notes 1 and 2)                                                 671,271
                                                                  ---------
                                                                    833,542

CAPITAL ASSETS (notes 1 and 3)                                      153,494
  (net of accumulated amortization of $105,103)

WEBSITE DEVELOPMENT COSTS ((note 1)                                  21,890
                                                                  ---------
                                                                  1,008,926
                                                                  =========
                                LIABILITIES
CURRENT
  Bank demand loan (note 4)                                          44,431
  Accounts payable and accrued liabilities                           88,176
  Current portion of government loan payable                         13,702
                                                                  ---------
                                                                    146,309

GOVERNMENT LOAN PAYABLE (note 1)                                     67,876

LOAN PAYABLE - OTHERS (note 5)                                        6,667

FUTURE INCOME TAXES PAYABLE (note 6)                                 44,922
                                                                  ---------
                                                                    265,774
                                                                  ---------
                            SHAREHOLDER'S EQUITY
Common stock, $.001 par value
authorized 50,000,000 shares issued
and outstanding at July 31, 2000
17,683,000 shares                                                    17,683

ADDITIONAL PAID IN CAPITAL                                          623,249

RETAINED EARNINGS                                                   102,220
                                                                  ---------
                                                                    743,152
                                                                  ---------
                                                                  1,008,926
                                                                  =========
See accompanying notes

Approved on behalf of the board:

/s/                     Director
------------------------

                                                                  Exhibit B

                    GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

             INTERIM CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                        For the period ended July 31, 2000


                                                               US Dollars
                                                               May 1, 2000
                                                                   to
                                                              July 31, 2000
                                                              -------------
                                                                    $


Retained earnings - beginning of period                             101,928


  Net earnings                                                          292
                                                                   --------

RETAINED EARNINGS - END OF PERIOD                                   102,220
                                                                   ========








See accompanying notes

                                                                 Exhibit C

                   GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

                 INTERIM CONSOLIDATED STATEMENT OF EARNINGS
                     For the period ended July 31, 2000


                                                               US Dollars
                                                               May 1, 2000
                                                                    to
                                                              July 31, 2000
                                                              -------------
                                                                    $

REVENUE                                                              14,337

COST OF SALES                                                         2,867
                                                                 ----------
GROSS PROFIT                                                         11,470
                                                                 ----------

EXPENSES
  Travel, promotion and advertising                                   1,745
  Office, telephone and rent                                          5,515
  Professional fees                                                     417
  Interest and bank charges                                             657
  Amortization of capital assets                                      2,693
                                                                 ----------
                                                                     11,027
                                                                 ----------

Earnings before provision for income taxes                              443

PROVISION FOR INCOME TAXES
  Future income taxes                                                   151
                                                                 ----------

NET EARNINGS FOR THE PERIOD                                             292
                                                                 ==========

NET EARNINGS PER SHARE                                                  .00
                                                                 ==========

WEIGHTED AVERAGE SHARES OUTSTANDING                              17,683,000
                                                                 ==========



See accompanying notes

                                                                  Exhibit D

                   GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

                 INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
                     For the period ended July 31, 2000


                                                               US Dollars
                                                               May 1, 2000
                                                                    to
                                                              July 31, 2000
                                                              -------------
                                                                    $

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings for the period                                           292
  Add (deduct) non-cash items:
    Amortization                                                      8,079
    Future income taxes                                                 151
  Net changes in non-cash working capital:
    Accounts receivable                                              25,277
    Record masters and preproduction costs                          (54,451)
    Accounts payable and accrued liabilities                        (10,226)
                                                                   --------
Net cash used in operating activities                               (30,878)
                                                                   --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan payable - others                                               6,667
  Decrease in bank demand loan                                      (39,614)
  Increase in bank demand loan                                       63,825
                                                                   --------
Net cash provided by financing activities                            30,878
                                                                   --------

INCREASE IN CASH                                                       -

Cash - beginning of period                                             -
                                                                   --------
CASH - END OF PERIOD                                                   -
                                                                   ========




See accompanying notes

                    GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               As at July 31, 2000



1.    ACCOUNTING POLICIES

      a)      History and Organization of the Company

              The Company was organized November 19, 1998, under the Canada Business Corporations Act.


      b)      Principle of the Consolidated Financial Statements

              The consolidated financial statements include the accounts of:

              Grand Entertainment & Music G.E.M. Inc.
              160662 Canada Inc. (Hitt Records)
              2867-0453 Quebec Inc. (Mint Music International)
              3535924 Canada Inc. (Cherry Studio Productions)

              All interCompany transactions and accounts have been eliminated in consolidation.

      c)      Accounts Receivable

              Management believes that all accounts receivable as of July 31, 2000 were fully collectible; therefore, no allowance for doubtful accounts were recorded.

      d)      Revenue Recognition

              Revenue is derived from sale of distribution rights, publishing rights and equity in production and records sales. Revenue is recognized as earned when the records are completed and delivered, when amounts are due from the exhibitor and when a contract is secured that irrevocably transfers distribution rights, or publishing rights to a licensee or equity to an investor, and there is reasonable assurance of collectability of proceeds.

                    GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                              As at July 31, 2000


1.    ACCOUNTING POLICIES (Cont'd)

      e)      Record Masters and Preproduction Costs

              Adaption of Statement of Accounting Standard No. 50
              ---------------------------------------------------

              In November 1981, the Financial Accounting Standards Board
              (FASB) issued Statement of Financial Accounting Standards No. 50, "Financial reporting in the Record and Music Industry" (SFAS 50). SFAS 50 accounts for record masters and preproductions costs as follows:

              Record masters represents the unamortized costs of the record masters which have been produced by the Company. Such costs include all production, print and advertising costs which are expected to be recovered from future revenues, net of estimated future liabilities related to the product. The Company also has interest in record masters that are fully amortized, the values of which have not been reflected in the consolidated financial statements.

              Amortization is determined based on the ratio of current revenues earned from the record masters to expected gross future revenues. Based on management's estimates of gross future revenues as at July 31, 2000, it is expected that the record masters will be absorbed principally over the next ten years.

              Record masters are written down to the net recoverable amount if the investment is greater than the net recoverable amount. Net recoverable amount is defined as the total future revenues expected to be earned from the record masters net of future costs.

              Preproduction costs represent expenditures made on projects prior to production. Advances or contributions received from third parties to assist in development are deducted from these expenditures. Upon commencement of production, preproduction costs are charged to production. Preproduction costs which have not been set for production and are held for more than five years are ultimately expensed. Preproduction costs are written off when determined not to be recoverable.

              In managements opinion, record masters and preproduction costs have been classified as a current assets because management can either sell the distribution rights for a limited period of time or management can sell over a short period of time the individual masters.

                      GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

                 NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               As at July 31, 2000


1.    ACCOUNTING POLICIES (Cont'd)

      f)      Government Loans and Incentives Payable

              The Company has access to several government programs that are designed to assist record production and distribution in Canada and around the world. The Company has two such programs in operation and are repayable as follows:

                                                                      $
              Government Loan Payable
              - repayable starting December 31, 1998 up to
                December 31, 2007 at 3% of its worldwide
                sales non-interest bearing.                         33,068

              Government Loan Payable
              - repayable as follows:
                December 31, 2000 - 20% of the loan
                December 31, 2001 - 25% of the loan
                December 31, 2002 - 25% of the loan
                December 31, 2003 - 30% of the loan
              - non-interest bearing                                48,510
                                                                   -------
                                                                    81,578

              Less:  Current portion                               (13,702)
                                                                   -------
              Long-term portion                                     67,876
                                                                   =======
              Capital repayments over the next five years.

                                               $

              April 2001                     13,702
              April 2002                     16,127
              April 2003                     17,128
              April 2004                     20,553
              April 2005                      7,500

      g)      Capital Assets

              Capital assets are carried at cost less accumulated amortization. Amortization is provided primarily using the following method and annual rates:

              Intangibles                      - Diminishing balance -  7%
              Computer hardware and software   - Diminishing balance - 30%
              Furniture and fixtures           - Diminishing balance - 20%
              Production equipment             - Diminishing balance - 20%
              Leasehold improvements           - Straight-line - 5 years
              Rolling stock                    - Diminishing balance - 30%

                   GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             As at July 31, 2000

1.    ACCOUNTING POLICIES (Cont'd)

      h)      Website Development Costs

              Website development costs are capitalized as incurred and will be amortized over its expected useful live which management estimates to be three years. To date all costs have been capitalized as the website is still under development and is not available for commercial use yet.

     i)      Adoption of Statement of Accounting Standard No. 128

              In February 1997, the Financial Accounting Standards Board
              (FASB) issued Statement of Financial Accounting Standards No.
              128. "Earnings per Share" (SFAS 128). SFAS 128 changes the standards for computing and presenting earnings per share
              (EPS) and supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share." SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. This Statement requires restatement of all prior-period EPS data presented.

              As it is related to the Company, the principal differences between the provisions of SFAS 128 and previous authoritative pronouncements are the exclusion of common stock equivalents in the determination of Basic Earnings per share and the market price at which common stock equivalents are calculated in the determination of Diluted Earnings per share.

              Basic earnings per common share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings per common share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares related to stock options and warrants outstanding during the period.

              For the period ended July 31, 2000, primary earnings per share was the same as basic earnings per share and fully diluted earnings per share was the same as diluted earnings per share.

      j)      Foreign Exchange

              Assets and liabilities of the Company which are denominated in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Revenues and expenses are translated at average rates throughout the year.

                  GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

             NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                            As at July 31, 2000


1.    ACCOUNTING POLICIES (Cont'd)

      k)      Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      l)      Dividend Policy

              The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

2.    RECORD MASTERS AND PREPRODUCTION COSTS

                                                               $

      Record masters, net of amortization                   513,954

      Record masters and preproduction costs in
        progress                                            157,317
                                                           --------
                                                            671,271
                                                           ========
3.    CAPITAL ASSETS

                                         Cost       Amortization        Net
                                      --------      ------------     ---------
                                          $              $                $

Rolling stock                            2,056            650            1,406
Furniture and fixtures                  16,381          8,494            7,887
Computer hardware and software          49,772         35,726           14,046
Production equipment                   173,717         54,037          119,680
Intangibles                             13,113          3,428            9,685
Leasehold improvements                   3,558          2,768              790
                                       -------        -------          -------
                                       258,597        105,103          153,494



4.    BANK DEMAND LOAN

      The bank demand loan is secured by the personal guarantee of a director and shareholder and a pledge on the accounts receivable and a lien on the equipment.

5.    LOAN PAYABLE - OTHERS

      The loan payable - others is non-interest bearing and has no fixed repayment terms.

                     GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

                NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                             As at July 31, 2000


6.    FUTURE INCOME TAXES PAYABLE

      Future income taxes payable arise as a result of timing differences occurring when amortization of record masters and preproduction costs differ from amortization rates prescribed for income tax purposes.

      For the period from May 1, 2000 to July 31, 2000, the amount of future income taxes payable recorded in the accounts were $151.


7.    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                             Accumulated
                                                             Additional       (Deficit)
                                       Common Stock            paid-in        Retained
                                  Shares          Amount       Capital        Earnings
                                ----------       --------    ----------      -----------
                                                     $             $              $

November 19, 1998
issued                          16,000,000         16,000       191,289           -

Net earnings, November
19, 1998 to April 30,1999           -                -             -            38,929
                                ----------        -------       -------        -------
Balance,
April 30, 1999                  16,000,000         16,000       191,289         38,929

February 21, 2000
- issued shares in
  exchange of 100% of
  Grand Entertainment
  & Music G.E.M. Inc.
  (Canada)                       1,683,000          1,683       431,960           -
                                ----------        -------       -------        -------
Balance,
February 21, 2000               17,683,000         17,683       623,249         38,929

Net earnings
  May 1, 1999 to
  April 30, 2000                     -               -             -            62,999
                                ----------        -------       -------        -------
Balance,
April 30, 2000                  17,683,000         17,683       623,249        101,928

Net earnings
  May 1, 2000 to
  July 31, 2000                      -               -             -               292
                                ----------        -------       -------        -------
Balance,
July 31, 2000                   17,683,000         17,683       623,249        102,220
                                ==========        =======       =======        =======


                    GRAND ENTERTAINMENT & MUSIC G.E.M. INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                              As at July 31, 2000

8.    COMMITMENTS

      The Company leases premises under leases expiring in May 2001 and July 2001. Minimum lease payments over the balance of the leases are as follows:

                                           $

                April 2001               21,975
                April 2002                3,970


9.    FINANCIAL INSTRUMENTS AND RISKS MANAGEMENT

      In conducting its business, the Company used various instruments to manage the risks arising from fluctuations in exchange rates. All instruments are used for risk management purposes only.

      a)      Concentration of Credit Risk

              The Company's exposure to concentration of credit risk is limited due to the large number of customers comprising the Company's customer base and their dispersion across many geographic locations.

      b)      Fair Value of Financial Instruments

              The fair value of current monetary assets and liabilities approximates their carrying values as reported in the consolidated balance sheet due to the relatively short period to maturity of the instruments.

              Due to its floating rate nature, the carrying amount of the bank term loan approximates its fair value.


10.   DILUTIVE FACTORS

      The Company has neither debt obligations nor senior equity securities in circulation having conversion privileges into common stock. There are no options, warrants, or similar instruments outstanding which could cause an increase in common stock outstanding. Furthermore, the Company has not adopted a stock option plan for its directors or employees which would cause an increase in common stock outstanding.